As filed with the Securities and Exchange Commission on May 27, 2016

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Reata Pharmaceuticals, Inc.

(Exact name of registrant as specified in its charter)

Delaware	11-3651945
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

2801 Gateway Drive; Suite 150

Irving, TX 75063

(972) 865-2219

(Address, including zip code, and telephone number,

including area code, of Registrant’s principal executive offices)

Reata Pharmaceuticals, Inc.

Amended and Restated 2007 Long Term Incentive Plan

(Full title of the plan)

J. Warren Huff

Chief Executive Officer

Reata Pharmaceuticals, Inc.

2801 Gateway Drive, Suite 150

Irving, TX 75063

(972) 865-2219

(Name, address, including zip code, and telephone number,

including area code, of agent for service)

Copies to:

Robert L. Kimball 3700 Trammell Crow Center 2001 Ross Avenue Dallas, TX 75201 (214) 220-7700	Michael D. Wortley Chief Legal Officer Reata Pharmaceuticals, Inc. 2801 Gateway Drive, Suite 150 Irving, TX 75063 (972) 865-2219

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒ (Do not check if smaller reporting company)	Smaller Reporting Company	☐

CALCULATION OF REGISTRATION FEE

Name of Plan	Title of securities to be registered	Amount to be registered (1)	Proposed maximum offering price per share	Proposed maximum aggregate offering price	Amount of registration fee
Reata Pharmaceuticals, Inc. Amended and Restated 2007 Long Term Incentive Plan	Class B common stock, par value $.001 per share	1,353,290	$13.04(2)	$17,646,902	$1,778
Reata Pharmaceuticals, Inc. Amended and Restated 2007 Long Term Incentive Plan	Class A common stock, par value $.001 per share	1,519,880	$12.52(3)	$19,028,898	$1,917
Reata Pharmaceuticals, Inc. Amended and Restated 2007 Long Term Incentive Plan	Class B common stock, par value $.001 per share	1,519,880	$12.52(3)	$19,028,898	$0
Total					$3,695

(1)	Shares of Reata Pharmaceuticals, Inc. (the “Registrant”) may be issued under the Reata Pharmaceuticals, Inc. Amended and Restated 2007 Long Term Incentive Plan (the “2007 Plan” or the “Plan”) up to the maximum number reserved thereunder. Awards may be granted under the Plan with respect to either Class A common stock or Class B common stock of the Registrant (each counting equally against the aggregate total reserved). This Form S-8 Registration Statement (the “Registration Statement”) registers up to a maximum of (i) 1,353,290 shares of the Company’s Class B common stock covered by outstanding stock options and (ii) 1,519,880 shares of each of Class A common stock and Class B common stock with respect to awards not yet granted. The Registrant has only paid a registration fee for 2,873,170 shares (the sum of the shares covered by the outstanding stock options plus the maximum aggregate number of shares that may be issued pursuant to future awards granted under the 2007 Plan as of the date of this Registration Statement plus an additional 10% to account for the gross counting method used to count registration of shares on Form S-8 and the net share counting provisions of the Plan). For purposes of clarity, no more than 1,519,880 shares of any class will be issued under the 2007 Plan with respect to new awards pursuant to this Registration Statement. Additionally, pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), there are also being registered such additional shares of Class A common stock and Class B common Stock of the Registrant as may become issuable pursuant to the adjustment provisions of the Plan.
(2)	With respect to Class B common stock covered by stock options granted prior to the filing of this Registration Statement, calculated pursuant to Rule 457(h) under the Securities Act, based on the weighted average of the price at which the stock options may be exercised.
(3)	Estimated solely for purposes of calculating the registration fee in accordance with Rule 457(h) under the Securities Act. The price for the Class A common stock and Class B common stock being registered hereby is based on $12.52 per share, the average of the high and low prices of the Class A common stock of the Registrant as reported on May 26, 2016 on the NASDAQ Global Market.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The Registrant will send or give to all participants in the 2007 Plan document(s) containing the information required by Part I of Form S-8, as specified in Rule 428(b)(1) promulgated by the Securities and Exchange Commission (the “Commission”) under the Securities Act. In accordance with Rule 428, the Registrant has not filed such document(s) with the Commission, but such documents (along with the documents incorporated by reference into this Registration Statement pursuant to Item 3 of Part II hereof) shall constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

Except to the extent that information is deemed furnished and not filed pursuant to securities laws and regulations, the Registrant hereby incorporates by reference into this Registration Statement the following documents:

(a)	The Registrant’s prospectus filed pursuant to Rule 424(b) under the Securities Act on May 26, 2016 relating to the Registrant’s Registration Statement on Form S-1 (File No. 333-208843), originally filed with the Commission on January 4, 2016;

(b)	The Registrant’s Current Report on Form 8-K filed with the Commission on May 26, 2016 (except with respect to Item 7.01);

(c)	All other reports filed pursuant to Section 13(a) or 15(d) of the Exchange Act since the end of the fiscal year covered by the registration document referred to in (a) above; and

(d)	The description of the Class A common stock included under the caption “Description of Capital Stock” contained in the prospectus forming part of the Registrant’s Registration Statement on Form S-1 (File No. 333-208843), which description has been incorporated by reference in Item 1 of the Registrant’s Registration Statement on Form 8-A (File No. 001-37785), filed pursuant to Section 12 of the Exchange Act, on May 23, 2016 including any amendment or report filed for the purpose of updating such description.

Except to the extent that information is deemed furnished and not filed pursuant to securities laws and regulations, all documents filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act and all reports on Form 8-K subsequent to the date hereof and prior to the filing of a post-effective amendment that indicates that all securities offered have been sold or that deregisters all securities then remaining unsold shall also be deemed to be incorporated by reference herein and to be a part hereof from the dates of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

Not applicable.

Item 6. Indemnification of Directors and Officers.

The Registrant is incorporated under the laws of the State of Delaware. Section 145 of the Delaware General Corporation Law provides that a Delaware corporation may indemnify any persons who were, are or are threatened to be made parties to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of such corporation), by reason of the fact that such person is or was an officer, director, employee or agent of such corporation, or is or was serving at the request of such corporation as an officer, director, employee or agent of another corporation or enterprise. The indemnity may include expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, provided that such person acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the corporation’s best interests and, with respect to any criminal action or proceeding, had no reasonable cause to believe that his or her conduct was illegal. A Delaware corporation may indemnify any persons who were, are or are threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation by reason of the fact that such person is or was a director, officer, employee or agent of such corporation, or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation or enterprise.

The indemnity may include expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection with the defense or settlement of such action or suit provided such person acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the corporation’s best interests except that no indemnification is permitted without judicial approval if the officer or director is adjudged to be liable to the corporation. Where an officer or director is successful on the merits or otherwise in the defense of any action referred to above, the corporation must indemnify him or her against the expenses (including attorneys’ fees) actually and reasonably incurred.

The Registrant’s amended and restated certificate of incorporation and amended and restated bylaws, provide for the indemnification of its directors and officers to the fullest extent permitted under the Delaware General Corporation Law.

Section 102(b)(7) of the Delaware General Corporation Law permits a corporation to provide in its certificate of incorporation that a director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duties as a director, except for liability for any:

•	transaction from which the director derives an improper personal benefit;

•	act or omission not in good faith or that involves intentional misconduct or a knowing violation of law;

•	unlawful payment of dividends or redemption of shares; or

•	breach of a director’s duty of loyalty to the corporation or its stockholders.

The Registrant’s amended and restated certificate of incorporation includes such a provision. Expenses incurred by any officer or director in defending any such action, suit or proceeding in advance of its final disposition shall be paid by the Registrant upon delivery to it of an undertaking, by or on behalf of such director or officer, to repay all amounts so advanced if it shall ultimately be determined that such director or officer is not entitled to be indemnified by the Registrant.

Section 174 of the Delaware General Corporation Law provides, among other things, that a director who willfully or negligently approves of an unlawful payment of dividends or an unlawful stock purchase or redemption may be held liable for such actions. A director who was either absent when the unlawful actions were approved or dissented at the time may avoid liability by causing his or her dissent to such actions to be entered in the books containing minutes of the meetings of the board of directors at the time such action occurred or immediately after such absent director receives notice of the unlawful acts.

The Registrant has entered into indemnification agreements with each of its current directors and executive officers to provide these directors and executive officers additional contractual assurances regarding the scope of the indemnification set forth in the Registrant’s amended and restated certificate of incorporation and amended and restated bylaws and to provide additional procedural protections.

The Registrant has an insurance policy in place that covers its officers and directors with respect to certain liabilities, including liabilities arising under the Securities Act, or otherwise.

The Registrant plans to enter into an underwriting agreement which provides that the underwriters are obligated, under some circumstances, to indemnify the Registrant’s directors, officers and controlling persons against specified liabilities, including liabilities under the Securities Act.

The Plan provides that the committee that administers the Plan and each member thereof are entitled to, in good faith, rely or act upon any report or other information furnished to him or her by any officer or employee of the Registrant or any of its subsidiaries, the Registrant’s legal counsel, independent auditors, consultants or any other agents assisting in the administration of the Plan. Members of the committee and any officer or employee of the Registrant or any of its subsidiaries acting at the direction or on behalf of the committee shall not be personally liable for any action or determination taken or made in good faith with respect to the Plan, and shall, to the fullest extent permitted by law, be indemnified and held harmless by the Registrant with respect to any such action or determination.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

Unless otherwise indicated below as being incorporated by reference to another filing of the Registrant with the Commission, each of the following exhibits is filed herewith:

Exhibit Number	Description

4.1	Thirteenth Amended and Restated Certificate of Incorporation of Reata Pharmaceuticals, Inc. (incorporated by reference to Exhibit 3.7 to the Registrant’s Form S-1 Registration Statement (File No. 333-208843), filed on May 16, 2016).

4.2	Amended and Restated Bylaws of Reata Pharmaceuticals, Inc. (incorporated by reference to Exhibit 3.4 to the Registrant’s Form S-1 Registration Statement (File No. 333-208843), filed on February 8, 2016).

4.3	Reata Pharmaceuticals, Inc. Amended and Restated 2007 Long Term Incentive Plan and forms of award agreements and grant notices (incorporated by reference to Exhibit 10.2 to the Registrant’s Form S-1 Registration Statement (File No. 333-208843), filed on March 22, 2016).

5.1*	Opinion of Vinson & Elkins LLP as to the legality of the securities being registered.

23.1*	Consent of Vinson & Elkins LLP (contained in Exhibit 5.1).

23.2*	Consent of Ernst & Young LLP.

24.1*	Powers of Attorney (included on the signature page of this Registration Statement).

*	Filed herewith.

Item 9. Undertakings.

(a)	The undersigned Registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)	to include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)	to reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)	to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

(2)	That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)	The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(h)	Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Irving, State of Texas on May 27, 2016.

REATA PHARMACEUTICALS, INC.

By:	/s/ J. Warren Huff
Name: J. Warren Huff
Title: Chief Executive Officer and President

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints J. Warren Huff, and Jason D. Wilson, and each of them, his true and lawful attorneys-in-fact and agents, with full power of substitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement and to file the same with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully and to all intents and purposes as they might or could not in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or their or his substitute or substitutes may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this registration statement has been signed by the following persons in the capacities and on May 27, 2016.

Signature	Title

/s/ J. Warren Huff	President, Chief Executive Officer and Chairman of the Board of Directors
J. Warren Huff	(Principal Executive Officer)

/s/ Jason D. Wilson	Chief Financial Officer
Jason D. Wilson	(Principal Financial Officer)

/s/ Elaine Castellanos	Vice President, Finance and Accounting
Elaine Castellanos	(Principal Accounting Officer)

/s/ James E. Bass	Member of the Board of Directors
James E. Bass

/s/ R. Kent McGaughy, Jr.	Member of the Board of Directors
R. Kent McGaughy, Jr.

/s/ Jack B. Nielsen	Member of the Board of Directors
Jack B. Nielsen

/s/ Dennis Stone, M.D.	Member of the Board of Directors
Dennis Stone, M.D.

/s/ William E. Rose	Member of the Board of Directors
William E. Rose

EXHIBIT INDEX

Exhibit Number	Description

4.1	Thirteenth Amended and Restated Certificate of Incorporation of Reata Pharmaceuticals, Inc. (incorporated by reference to Exhibit 3.7 to the Registrant’s Form S-1 Registration Statement (File No. 333-208843), filed on May 16, 2016).

4.2	Amended and Restated Bylaws of Reata Pharmaceuticals, Inc. (incorporated by reference to Exhibit 3.4 to the Registrant’s Form S-1 Registration Statement (File No. 333-208843), filed on February 8, 2016).

4.3	Reata Pharmaceuticals, Inc. Amended and Restated 2007 Long Term Incentive Plan and forms of award agreements and grant notices (incorporated by reference to Exhibit 10.2 to the Registrant’s Form S-1 Registration Statement (File No. 333-208843), filed on March 22, 2016).

5.1*	Opinion of Vinson & Elkins LLP as to the legality of the securities being registered.

23.1*	Consent of Vinson & Elkins LLP (contained in Exhibit 5.1).

23.2*	Consent of Ernst & Young LLP.

24.1*	Powers of Attorney (included on the signature page of this Registration Statement).

*	Filed herewith.